Exhibit 99.1
LEVI STRAUSS & CO. PRESIDENT AND CEO JOHN ANDERSON TO RETIRE
CHIP BERGH APPOINTED AS NEW CEO
SAN FRANCISCO, June 16, 2011 - Levi Strauss & Co. (LS&Co.) announced today that president and CEO John Anderson is retiring after a 32 year career with the Company effective September 1, 2011. Mr. Anderson is also resigning from the Company’s Board of Directors. LS&Co. Board of Directors has appointed Charles (Chip) V. Bergh as president and chief executive officer effective September 1, 2011. He will also join the Levi Strauss & Co. Board of Directors. Mr. Bergh, 53, most recently served as the Group President, Global Male Grooming of The Procter & Gamble Company.
“We would like to thank John Anderson for the countless contributions he has made to our company throughout the past thirty-two years,” Richard L. Kauffman, Chairman of the Board of Directors of Levi Strauss & Co., commented. “Under his leadership, Levi Strauss & Co. has completed a successful brand transformation, honed its focus on brand management and made investments in key growth platforms to leverage the strength of our market-leading brands.”
John Anderson said, “It has been my privilege to witness the transformation of this exceptional Company throughout the last 32 years. I am proud of our accomplishments, and I look forward to seeing the talented people of Levi Strauss & Co. continue to drive the company forward.”
During his 28 year career with The Procter & Gamble Company, Chip Bergh served in a number of leadership positions with increasing levels of complexity and scope, most recently serving as Group President, Global Male Grooming where he was responsible for all aspects of branding, innovation and key investment decisions of the $7 billion global business. In this role, he led the global expansion of Gillette Fusion to more than 80 markets outside of North America building a $2 billion brand which has continued to deliver above expectations increasing Fusion brand global market share versus year ago for every month since its launch in February, 2006 (63 consecutive months).
Mr. Bergh was the driving force behind a number of successful product launches, including Fusion ProGlide and Fusion ProSeries, and multi-platform marketing campaigns, including the 2010 award-winning campaign for Old Spice which drove The Procter & Gamble Company’s Male Personal Cleansing business to market leadership in North America. He has led multiple acquisitions, and led the successful on-the-ground integration of Gillette, the largest acquisition ever in the FMCG industry ($57 billion). He also completed an extended tenure in Asia where he spearheaded expansion strategies in a number of emerging markets. Prior to joining The Procter & Gamble Company, Mr. Bergh served as a Captain in the U.S. Army. He received his B.A. from Lafayette College.
Mr. Bergh previously served on the Board of Directors for VF Corporation, on the Economic Development Board, Singapore, and was a member of the US-ASEAN Business Council, Singapore.

“Chip Bergh is a strategic leader with a proven ability to build and grow brand powerhouses, bring new products to the mass market, develop innovative marketing campaigns, and capitalize on digital platforms to successfully drive brand awareness,” said Richard L. Kauffman. “This combined with his track record of operational excellence, disciplined execution, significant international experience, and ability to cultivate high performing teams will be critical assets to our company as we continue to identify creative ways to meet the ever-changing needs of consumers in markets around the world.”
“I am truly humbled and excited to join Levi Strauss & Co. to lead the next phase of evolution and growth of its iconic brands,” said Chip Bergh. “I look forward to working with the Company’s impressive leadership team and talented employees to build on its strong position as a consumer industry leader for the benefit of shareholders, consumers and other stakeholders.”
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of February 27, 2011, the company operated 482 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.
Photo of Chip Bergh:
http://levistrauss.com/sites/default/files/management_bio/2011/6/cb-image-large.jpg
Media Contacts:
Kris Marubio
Levi Strauss & Co.
(415) 501-6709
kmarubio@levi.com
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